Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

New Originations and Portfolio Optimization Drive 126 Basis Point Increase in Average Yield of Portfolio to 11.50%

Chicago, IL—August 7, 2015—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended June 30, 2015.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•	Net investment income of $2.8 million, or $0.28 per share—an increase of 31% year-over-year

•	Adjusted net investment income (a non-GAAP measure described below) of $3.4 million, or $0.35 per share—an increase of 60% year-over-year

•	Net asset value per share increased to $14.66 at June 30, 2015 from $14.24 per share at March 31, 2015

•	Originations were $25.4 million in the quarter compared to $20 million in the year-earlier period

•	Weighted average yield of portfolio increased to 11.50%, up 126 basis points from the previous quarter

•	Weighted average fixed interest rate on the SBA debentures as of June 30, 2015 was 3.18%—100% of debt is fixed rate through SBIC financing

•	Portfolio consisted of only one loan on non-accrual, representing less than 1% of fair value of total assets, and had no investments in the oil and gas sector

SECOND QUARTER EVENTS

•	On August 6, 2015, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the third quarter of 2015, payable on September 30, 2015 to shareholders of record as of September 16, 2015
•	Sold loans from senior club loan portfolio with aggregate principal balance of $67.8 million; sale proceeds were $0.6 million above March 31, 2015 fair value and applied $52.4 million to pay in full and retire the credit facility
•	Realized $1.5 million gain on sale of equity investment in Convene (also known as Sentry Centers); remain a lender to the company

“We are proud of our direct origination capabilities in the middle market, which continue to differentiate us in the industry. We believe our balance sheet is positioned for a rising interest rate environment as a majority of our loan portfolio is floating rate and all of our debt is fixed rate with long-term maturities. Our adjusted net investment income exceeded our dividend, and we believe we have a clear path to further increasing our earnings through continuing to redeploy our capital into higher yielding investments. Our focus remains the same—to protect shareholder value. As a 30% owner of the company, our external manager’s interests are aligned with those of our other shareholders,” said Bilal Rashid, Chairman and Chief Executive Officer of OFS Capital.

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of June 30, 2015
Total assets	$299.7
Investment portfolio, at fair value	$256.0
Net assets	$141.8
Net asset value per share	$14.66
Weighted average yield on debt investments (at fair value)	11.50%

Operating Results	Quarter ended June 30,
	2015	2014
Total investment income	$8.1	$4.7
Net investment income	$2.8	$2.1
Net investment income per common share, basic and diluted	$0.28	$0.22
Adjusted net investment income (a Non-GAAP measure described below)	$3.4	$2.1
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.35	$0.22
Net increase in net assets resulting from operations	$7.4	$0.6

Portfolio Activity	Quarter ended June 30,
	2015	2014
Number of new investments	4	3
Investments in new portfolio companies	$13.5	$20.0
Investments in existing portfolio companies	$11.9	–
Number of portfolio companies at end of period	39	57

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2015, OFS Capital closed new investments in four portfolio companies totaling approximately $25.4 million. Specifically, SBIC I LP made two new investments with two portfolio companies (one new and one existing) consisting of $16.7 million of senior secured debt investments and $3.7 million of equity investments. In addition, OFS Capital made two new senior secured debt investments of $5.0 million during the second quarter of 2015.

The total fair value of OFS Capital’s investment portfolio was $256.0 million as of June 30, 2015, which was equal to 100.9% of cost. The portfolio included outstanding loans of approximately $236.4 million in aggregate principal amount (with an aggregate fair value of $231.0 million) in 38 portfolio companies. Of this $236.4 million, SBIC I LP held debt investments of approximately $199.5 million in aggregate principal amount ($198.4 million fair value) in 26 portfolio companies. SBIC I LP also held equity securities with an aggregate fair value of $24.9 million. Of this $24.9 million, $23.6 million was invested in 15 portfolio companies in which SBIC I LP also held debt investments and $1.3 million was invested in one portfolio company in which SBIC I LP solely held an equity investment.

As of June 30, 2015, floating rate loans comprised 59% of OFS Capital’s debt investment portfolio, with the remaining 41% in fixed rate loans, as a percentage of fair value. As of June 30, 2015, 66% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 25% of subordinated loans, and 9% of equity investments. The weighted average yield on debt investments was 11.50% at June 30, 2015. OFS Capital had unfunded commitments of $8.1 million in six portfolio companies at quarter’s end.

OFS Capital WM Asset Sale and Related Transactions

On May 28, 2015, we entered into a Loan Portfolio Purchase Agreement with Madison Capital Funding LLC (“Madison”), pursuant to which we sold 20 senior secured debt investments held by OFS Capital WM with an aggregate outstanding principal balance of $67.8 million to Madison (the “WM Asset Sale”) for cash proceeds of $67.3 million. Madison is an affiliated entity of MCF Capital Management, LLC (“MCF”), which was the loan manager for OFS Capital WM prior to the WM Asset Sale under a Loan and Security Agreement among OFS Capital WM, MCF, Wells Fargo Securities, LLC, each of the Lenders from time to time party thereto, and Wells Fargo Delaware Trust Company, N.A. (the “Loan and Security Agreement”).

In connection with the WM Asset Sale, we recognized a realized gain of $2.7 million, and reversed previously recorded net unrealized appreciation associated with the sold assets in the total amount of $2.1 million. The realized gain pertained primarily to the net unrealized depreciation embedded in the sold assets prior to our IPO.

On May 28, 2015, pursuant to the Loan and Security Agreement, we applied $52.4 million from the sale proceeds of the WM Asset Sale to pay in full and retire OFS Capital WM’s secured revolving credit facility with Wells Fargo Bank, N.A. (“WM Credit Facility”). As a result of the termination of the WM Credit Facility, we wrote-off the remaining related unamortized deferred financing closing costs of $1.2 million on the revolving line of credit.

On May 28, 2015, in connection with the WM Asset Sale, we entered into a Loan Administration Services Agreement with Madison pursuant to which Madison will provide loan servicing and other administrative services to OFS Capital WM with respect to certain of its remaining loan assets. In return for its loan administration services, Madison will receive a quarterly loan administration fee of 0.25% per annum based on the average daily principal balances of the loan assets for such quarter. For the three and six months ended June 30, 2015, we incurred loan administration fee of $5,000 to Madison.

RESULTS OF OPERATIONS

Investment income

Total investment income increased by approximately $3.4 million, or 73%, for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014. The $3.4 million increase in total investment income was due to an increase in interest income, and dividend and fee income. The increase in interest income was primarily attributable to a significant increase in debt investments originated by SBIC I LP (“SBIC I LP Investments”) since June 30, 2014, which typically have a higher yield than the debt investments held by OFS Capital WM (“OFS Capital WM Investments”). The increase in dividend and fee income was primarily attributable to our recognition of dividend income contractually earned but not declared on certain of our preferred equity investments primarily held by SBIC I LP during the three months ended June 30, 2015, as well as fee income recognized by SBIC I LP in connection with certain of its debt investments. The increase in total investment income from SBIC I LP Investments was offset by a decrease in interest income from OFS Capital WM Investments due to a decrease in OFS Capital WM Investments since the quarter ended June 30, 2014.

Interest Income:

For the three months ended June 30, 2015, we generated total interest income from non-control/non-affiliate investments of approximately $6.1 million, of which approximately $4.5 million was generated by SBIC I LP Investments and $1.6 million by OFS Capital WM Investments. For the three months ended June 30, 2014, interest income from non-control/non-affiliate investments was approximately $3.5 million, of which approximately $0.7 million was generated by SBIC I LP Investments and $2.8 million by OFS Capital WM Investments. The increase in interest income from non-control/non-affiliate investments generated by SBIC I LP Investments of approximately $3.8 million was attributable to an increase in debt investments originated by SBIC I LP since the quarter ended June 30, 2014. The decrease in interest income from non-control/non-affiliate investments generated by OFS Capital WM Investments of approximately $1.2 million was primarily due to the decrease in OFS Capital WM Investments since the quarter ended June 30, 2014.

SBIC I LP holds all of our affiliate investments. For the three months ended June 30, 2015 and 2014, SBIC I LP generated total interest income from affiliate investments of approximately $1.4 million and $0.8 million, respectively. The increase in total interest income from affiliate investments of approximately $0.6 million was primarily due to an increase in debt investments originated by SBIC I LP since the quarter ended June 30, 2014.

SBIC I LP held our only control investment in Tangible Software, Inc. (“Tangible”) until December 17, 2014, when the Tangible investment was restructured. The post-restructured debt investment was categorized as an affiliate investment. For the three months ended June 30, 2014, SBIC I LP generated total interest income from its control investment of approximately $0.3 million.

Dividend and Fee Income:

During the three months ended June 30, 2015 and 2014, SBIC I LP generated dividend and fee income of approximately $0.6 million and $0.1 million, respectively. The increase in dividend and fee income of approximately $0.5 million was primarily due to our recognition of approximately $0.3 million of dividend income contractually earned but not declared on certain of our preferred equity investments primarily held by SBIC I LP during the three months ended June 31, 2015, as well as fee income of approximately $0.2 million recognized by SBIC I LP in connection with certain of its debt investments.

Total expenses

Total expenses increased by approximately $2.7 million, or 104%, for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014.

Interest expense increased by approximately $0.3 million for the three months ended June 30, 2015, compared to the three months ended June 30, 2014, due to an increase of approximately $0.9 million in interest expense incurred on our SBA debentures, the balance of which increased substantially at June 30, 2015 compared with the debenture balance at June 30, 2014. This increase was offset by a 2015 decrease of approximately $0.6 million in interest expense on the WM Credit Facility, primarily due to lower borrowings on the facility in 2015 and the termination of the facility on May 28, 2015.

Amortization and write-off of deferred financing closing costs increased by approximately $1.2 million for the three months ended June 30, 2015, compared to the three months ended June 30, 2014, primarily due to a write-off of the remaining deferred financing closing costs in the amount of approximately $1.2 million in connection with our full payoff and retirement of the WM Credit Facility on May 28, 2015.

Management fee expense totaled approximately $1.4 million for the three months ended June 30, 2015, consisting of approximately $1.3 million of base management fee expense we incurred to OFS Capital Management, LLC, our investment advisor (“OFS Advisor”), and approximately $0.1 million of loan management fee charged by MCF, the loan manager for OFS Capital WM prior to the termination of the WM Credit Facility. Management fee expense totaled approximately $0.5 million for the three months ended June 30, 2014, consisting of approximately $0.3 million of base management fee expense we incurred to OFS Advisor and approximately $0.2 million of loan management fee charged by MCF. The base management fee to OFS Advisor increased by a total of approximately $1.0 million, of which approximately $0.1 million was due to an increase in our average total assets at June 30, 2015 and March 31, 2015 (“2015 Management Fee Base”), as compared to our average total assets at June 30, 2014 and March 31, 2014 (“2014 Management Fee Base”), and approximately $0.9 million was due to the reset of our base management fee to 0.4375% per quarter effective January 1, 2015 as compared with 0.145833% effective April 1, 2014. The increase in the 2015 Management Fee Base as compared to the 2014 Management Fee Base was largely attributable to the higher SBIC I LP Investments balance at June 30, 2015 as compared to June 30, 2014.

For the three months ended June 30, 2015 we incurred an incentive fee expense to OFS Advisor in the amount of approximately $0.2 million. We did not incur an incentive fee expense for the three months ended June 30, 2014.

Net realized and unrealized gain (loss) on investments

For the three months ended June 30, 2015, we recorded net realized gain on non-control/non affiliate investments of approximately $2.8 million, of which approximately $2.7 million represented net realized gain in connection with the WM Asset Sale. For the three months ended June 30, 2015, we recorded net realized gain on affiliate investments of approximately $1.5 million related to the sale of two of our equity investments.

For the three months ended June 30, 2015, we recorded net change in unrealized appreciation/depreciation on non-control/non-affiliate investments of approximately $(0.7) million, consisting of approximately $(2.1) million of a reversal of previously recorded net unrealized appreciation associated with the WM Asset Sale, net unrealized depreciation of $(0.3) million on debt investments held by OFS Capital WM ($(0.2) million was attributable to its sole non-accrual loan), offset by approximately $1.7 million of net unrealized appreciation on debt and equity investments held by SBIC I LP. In addition, for the three months ended June 30, 2015, we recorded net change in unrealized appreciation/depreciation on affiliate investments of approximately $1.1 million, consisting of approximately $1.8 million of net unrealized appreciation on debt and equity investments held by SBIC I LP, offset by approximately $(0.7) million of a reversal of previously recorded net unrealized appreciation in connection with an equity sale.

For the three months ended June 30, 2014, we recorded approximately $(1.2) million of net change in unrealized depreciation on non-control/non-affiliate investments, consisting of approximately $(1.3) million of net change in unrealized depreciation on non-control/non-affiliate investments held by OFS Capital WM, and approximately $0.1 million of net change in unrealized depreciation on non-control/non-affiliate investments held by SBIC I LP. In addition, for the three months ended June 30, 2014, we recorded approximately $0.1 million of net change in unrealized appreciation on affiliate investments held by SBIC I LP, as well as approximately $(0.4) million of net change in unrealized depreciation on a control investment held by SBIC I LP (Tangible).

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2015 and December 31, 2014, we had cash and cash equivalents of $35.6 million and $12.4 million, respectively. During the six months ended June 30, 2015, we had net cash provided by operating activities of $80.0 million, primarily due to cash collections of $89.1 million from the sale of our portfolio investments, including $7.2 million of cash collection from an investment we sold in December 2014, $67.3 million from the WM Asset Sale, and $3.5 million from the sale of our equity interests in two portfolio companies, $31.2 million of cash we received from principal payments on our portfolio investments, as well as our $10.6 million net increase in net assets resulting from operations. These cash receipts were offset by $45.9 million of cash we used to purchase portfolio investments.

Net cash used in financing activities was $(56.8) million for the six months ended June 30, 2015, primarily attributable to $22.6 million of draws from our SBA debentures (net of the fees), offset by the $72.6 million of net repayments on the WM Credit Facility which was paid in full and retired on May 28, 2015 and $6.3 million of cash we paid in dividends and distributions.

We intend to generate additional cash flows from our operations, future offerings of securities, and future borrowings. In addition, we may determine to sell lower-yielding investments in the portfolio to generate liquidity for the acquisition of higher-yielding investments. Our primary uses of funds are investments in debt and equity investments, interest payments on indebtedness, payment of other expenses, and cash distributions to our shareholders.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 7, 2015 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 17, 2015 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10070137.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended June 30, 2015, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2015	2014
Assets
Investments, at fair value
Non-control/non-affiliate investments (cost of $188,680 and $258,004, respectively)	$187,195	$254,666
Affiliate investments (cost of $64,929 and $55,569, respectively)	68,771	57,568
Total investments at fair value	255,966	312,234
Cash and cash equivalents	35,568	12,447
Interest receivable	845	676
Receivable from investment sold	-	7,223
Prepaid expenses and other assets	420	556
Intangible asset, net of accumulated amortization of $307 and $209, respectively	2,193	2,291
Goodwill	1,077	1,077
Deferred financing closing costs, net of accumulated amortization of $219 and $2,540, respectively	3,611	4,972
Total assets	$299,680	$341,476

Liabilities
Accrued professional fees	$435	$462
Interest payable	1,280	1,315
Management and incentive fees payable	1,507	1,229
Administration fee payable	326	273
Payable for investment purchased	3,960	-
Other payables	240	247
Deferred loan fee revenue	212	572
SBA debentures payable	149,880	127,295
Revolving line of credit	-	72,612
Total liabilities	157,840	204,005

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of June 30, 2015 and December 31, 2014	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,675,774 and 9,650,834
shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	97	97
Paid-in capital in excess of par	143,683	143,381
Distributions in excess of net investment income	(8,859)	(7,844)
Accumulated net realized gain (loss)	3,454	(844)
Net unrealized appreciation on investments	3,465	2,681
Total net assets	141,840	137,471

Total liabilities and net assets	$299,680	$341,476

Number of shares outstanding	9,675,774	9,650,834
Net asset value per share	$14.66	$14.24

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Investment income
Interest income
Non-control/non-affiliate investments	$6,117	$3,524	$11,932	$7,310
Affiliate investments	1,411	792	2,754	1,619
Control investment	-	264	-	566
Total interest income	7,528	4,580	14,686	9,495
Dividend and fee income
Non-control/non-affiliate investments	101	-	286	8
Affiliate investments	453	53	731	117
Control investment	-	25	-	50
Total dividend and fee income	554	78	1,017	175

Total investment income	8,082	4,658	15,703	9,670

Expenses
Interest expense	1,323	997	2,553	1,988
Amortization of deferred financing closing costs	145	152	262	302
Write-off of deferred financing closing costs	1,216	-	1,646	-
Amortization of intangible asset	49	49	98	112
Management fees	1,426	534	2,981	1,798
Incentive fee	231	-	606	-
Professional fees	280	276	595	730
Administration fee	326	285	867	760
General and administrative expenses	334	266	594	481

Total expenses	5,330	2,559	10,202	6,171

Net investment income	2,752	2,099	5,501	3,499

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	2,788	-	2,878	-
Net realized gain on affiliate investments	1,471	28	1,471	28
Net change in unrealized appreciation/depreciation on
non-control/non-affiliate investments	(705)	(1,247)	(1,058)	(321)
Net change in unrealized appreciation/depreciation on affiliate investments	1,096	108	1,842	627
Net change in unrealized depreciation on control investment	-	(431)	-	(1,225)

Net realized and unrealized gain (loss) on investments	4,650	(1,542)	5,133	(891)

Net increase in net assets resulting from operations	$7,402	$557	$10,634	$2,608

Net investment income per common share - basic and diluted	$0.28	$0.22	$0.57	$0.36
Net increase in net assets resulting from operations
per common share - basic and diluted	$0.77	$0.06	$1.10	$0.27
Dividends and distributions declared per common share	$0.34	$0.34	$0.68	$0.68
Basic and diluted weighted average shares outstanding	9,663,081	9,632,491	9,657,058	9,631,826

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred financing closing costs associated with our permanent reductions of the WM Credit Facility, and (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred. Management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended June 30,
	2015	2014
	(Dollar amounts in thousands, except per share data)

Net investment income	$2,752	$2,099

Write-off of deferred financing closing costs	1,216	-
Incentive fee	(609)	-
Write-off of deferred financing closing costs, net	607	-

Adjusted net investment income	$3,359	$2,099

Adjusted net investment income per common share:
Basic and diluted	$0.35	$0.22

Weighted average shares outstanding:
Basic and diluted	9,663,081	9,632,491

Adjusted NII may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted NII should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-783-8473

saltebrando@ofsmanagement.com